Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan of Hatteras Financial Corp. of our report dated February 19, 2010, with respect to the financial statements of Hatteras Financial Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Hatteras Financial Corp. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina

May 5, 2010